Exhibit 10.3
Paul Hennessy
508 West Melrose Street
Apr 5C
Chicago
IL 60657
Wednesday 17th September 2008
Dear Paul
Further to your recent interviews, I am delighted to offer you the position of President of Navigators Holdings (UK) Ltd, based at Navigators London Office. You will report to Stan Galanski, President and CEO of The Navigators Group, Inc.
The terms and conditions of your employment are as follows:
Salary
Your annual salary will be £175,000 paid monthly in arrears, normally on the 25th of each month, by direct transfer to your bank/building society account. Your salary will be reviewed annually, with effect from the 1st March 2009. A salary review does not, however, guarantee that any increase to salary will be implemented as any increases to salary are entirely at the employer’s discretion.
Bonus Scheme
You will participate in the annual incentive compensation program of The Navigators Group, Inc. beginning with the 2009 year. Your target bonus for the 2009 calendar year will be 85% of your base salary, with a potential to earn up to 127.5%. Your actual bonus payment will be based on a combination of personal, business unit and corporate results.
Long Term Incentive
You will be awarded a stock grant consisting of 4,000 shares of restricted common stock in The Navigators Group, Inc. This stock will vest 25% annually over a four year period, with the first 25% vesting twelve months from the commencement of your employment. Navigators’ stock has enjoyed substantial growth over the past five years and is intended as a long term incentive for profitable underwriting results.
You will be eligible for future stock grant awards in accordance with Navigators’ compensation practices.
Hours of Work
Your normal working hours will be 35 per week, 09.30 to 17.30 Monday to Friday inclusive, with a one hour lunch break. However, you are expected to work, without additional pay, additional hours in accordance with the needs and requirements of the employer.
Holiday Entitlement
You will be entitled to 25 days paid holiday in every year 1st January to 31st December, to be taken at such time, or times, as may be approved by your department manager.
If your employment commences or terminates part way through a holiday year, your entitlement will be calculated on a pro rata basis. You will not be entitled to carry forward any accrued holiday entitlement from one holiday year to the next. Pay in lieu of holidays not taken, will not be made on termination of employment.

Absence from Work
If you are unable to attend the work place for any reason, you must inform your department manager by 09.30 on the first day of absence. In notifying the Company you should indicate the reason for your absence and the likely duration. A Doctor’s certificate is required after seven days of absence.
Pension and Medical Cover
The Company operates a defined contributions pension scheme. The Employer’s contribution to the scheme is currently 15%.
The scheme includes life cover and permanent health cover. Further details will be provided when you commence employment.
Insurance Cover
You will be entitled to enrol into our private medical scheme. Cover is extended to your dependents and includes worldwide travel insurance.
Employee Share Scheme
You will be entitled to participate in the Group’s employee share purchase scheme.
Season Ticket Loan
An interest free season ticket loan is offered by the Company.
Notice
Twelve months’ notice of termination is required by both employer and employee.
If you wish to accept our offer of employment, please confirm your acceptance by signing and returning one copy of this letter to me.
May I take this opportunity to congratulate you on your appointment and we look forward to your joining the team at Navigators.
Yours sincerely
Jacqui Hedges
Compliance & HR Director
I accept the terms and conditions detailed above and can begin employment on
17th September 2008
/s/ Paul Hennessy                     Paul Hennessy